                                                                      Exhibit 12


Computation of ratio of earnings to fixed charges


                                                 Nine Months Ended     May 14, 1997 to           Year Ended
                                                September 30, 1998    September 30, 1997      December 31,1997
                                                ------------------    ------------------      ----------------
Earnings

          Gain/(loss) from continuing
             operations                            ($11,496,876)          $6,410,494             $11,791,518
Add:

          Fixed charges                              21,234,834               --                     --
                                                    -----------           ----------             -----------


Earnings for computation purposes                     9,737,958            6,410,494              11,791,518

 Deficiency of earnings available to
 cover fixed charges                                $11,496,876               --                     --
                                                    -----------           ----------             -----------